Exhibit 4.1
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TEXAS-NEW MEXICO POWER COMPANY

To
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

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Twenty-Eighth Supplemental Indenture
dated as of August 19, 2026

Supplemental to the First Mortgage Indenture
dated as of March 23, 2009
(file no.: 09-0007931211)

Establishing two series of Securities designated

5.23% FIRST MORTGAGE BONDS, DUE SEPTEMBER 1, 2031, SERIES 2026A and 5.46% FIRST MORTGAGE BONDS, DUE SEPTEMBER 1, 2033, SERIES 2026B

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THIS INSTRUMENT GRANTS A SECURITY INTEREST BY A UTILITY

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS

Address of Debtor:
Texas-New Mexico Power Company
Attention: Treasury
414 Silver Ave. SW, MS 0905
Albuquerque, New Mexico 87102-3289

Address of Secured Party:
U.S. Bank Trust Company, National Association, as Trustee
60 Livingston Ave
Saint Paul, Minnesota 55107
Attention: Global Corporate Trust – TNMP Notes Administrator

TWENTY-EIGHTH SUPPLEMENTAL INDENTURE, dated as of August 19, 2026, between TEXAS-NEW MEXICO POWER COMPANY, a corporation organized and existing under the laws of the State of Texas (the “Company”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association (ultimate successor as trustee to The Bank of New York Mellon Trust Company, N.A.), as Trustee under the Indenture hereinafter referred to (the “Trustee”).
RECITALS OF THE COMPANY
WHEREAS, the Company has heretofore executed and delivered to the Trustee a First Mortgage Indenture dated as of March 23, 2009 (the “Original Indenture”), providing for the issuance by the Company from time to time of its bonds, notes or other evidence of indebtedness to be issued in one or more series (in the Original Indenture and herein called the “Securities”) and to provide security for the payment of the principal of and premium, if any, and interest, if any, on the Securities and the performance and observance of the other obligations of the Company thereunder; and
WHEREAS, the Company has also heretofore executed and delivered to the Trustee a First Supplemental Indenture, dated as of March 23, 2009, a Second Supplemental Indenture, dated as of March 25, 2009, a Third Supplemental Indenture, dated as of April 30, 2009, as amended by a First Amendment, dated as of December 16, 2010, a Fourth Supplemental Indenture, dated as of September 30, 2011, a Fifth Supplemental Indenture, dated as of April 3, 2013, a Sixth Supplemental Indenture, dated as of June 27, 2014, a Seventh Supplemental Indenture, dated as of February 10, 2016, an Eighth Supplemental Indenture, dated as of August 24, 2017, a Ninth Supplemental Indenture, dated as of June 28, 2018, a Tenth Supplemental Indenture, dated as of March 29, 2019, an Eleventh Supplemental Indenture, dated as of July 1, 2019, a Twelfth Supplemental Indenture, dated as of April 24, 2020, a Thirteenth Supplemental Indenture, dated as of July 15, 2020, a Fourteenth Supplemental Indenture, dated as of August 16, 2021, a Fifteenth Supplemental Indenture dated as of May 12, 2022, a Sixteenth Supplemental Indenture, dated as of May 13, 2022, a Seventeenth Supplemental Indenture dated as of July 28, 2022, an Eighteenth Supplemental Indenture dated as of April 28, 2023, a Nineteenth Supplemental Indenture dated as of July 28, 2023, a Twentieth Supplemental Indenture dated as of March 28, 2024, a Twenty-First Supplemental Indenture dated as of April 1, 2024, a Twenty-Second Supplemental Indenture dated as of July 1, 2024, a Twenty-Third Supplemental Indenture dated as of February 14, 2025, a Twenty-Fourth Supplemental Indenture dated as of July 21, 2025, a Twenty-Fifth Supplemental Indenture dated as of November 6, 2025, a Twenty-Sixth Supplemental Indenture dated December 18, 2025 and a Twenty-Seventh Supplemental Indenture dated as of December 19, 2025, each such supplemental indenture being between the Company and the Trustee, each providing for the establishment of the terms of one or more series of Securities (the Original Indenture, as supplemented by said First Supplemental Indenture, said Second Supplemental Indenture, said Third Supplemental Indenture (as amended), said Fourth Supplemental Indenture, said Fifth Supplemental Indenture, said Sixth Supplemental Indenture, as supplemented and amended by said Seventh Supplemental Indenture, as supplemented by said Eighth Supplemental Indenture, said Ninth Supplemental Indenture, said Tenth Supplemental Indenture, said Eleventh Supplemental Indenture, said Twelfth Supplemental Indenture, said Thirteenth Supplemental Indenture, said Fourteenth Supplemental Indenture, said Fifteenth Supplemental Indenture, said

Sixteenth Supplemental Indenture, said Seventeenth Supplemental Indenture, said Eighteenth Supplemental Indenture, said Nineteenth Supplemental Indenture, said Twentieth Supplemental Indenture, said Twenty-First Supplemental Indenture, said Twenty-Second Supplemental Indenture, said Twenty-Third Supplemental Indenture, said Twenty-Fourth Supplemental Indenture, said Twenty-Fifth Supplemental Indenture, said Twenty-Sixth Supplemental Indenture and said Twenty-Seventh Supplemental Indenture the “Indenture”); and
WHEREAS, on June 1, 2011, MUFG Union Bank, N.A. (under its then name, Union Bank, N.A.) succeeded to The Bank of New York Mellon Trust Company, N.A. as Trustee under the Indenture; effective March 15, 2021, U.S. Bank National Association succeeded to MUFG Union Bank, N.A. as Trustee under the Indenture; and effective January 29, 2022, U.S. Bank Trust Company, National Association succeeded to U.S. Bank National Association as Trustee under the Indenture; and
WHEREAS, the Company, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Indenture and pursuant to appropriate resolutions of the Board of Directors, has duly determined to make, execute and deliver to the Trustee this Twenty-Eighth Supplemental Indenture to the Indenture as permitted by Sections 2.01, 3.01 and 14.01 of the Original Indenture in order to establish the form and terms of, and to provide for the creation and issuance of, two new series of Securities under the Indenture to be known as its (i) “5.23% First Mortgage Bonds, due September 1, 2031, Series 2026A” in an aggregate principal amount of $75,000,000 (the “2026A Bonds”) and (ii) “5.46% First Mortgage Bonds, due September 1, 2033, Series 2026B” in an aggregate principal amount of $75,000,000 (the “2026B Bonds” and together with the 2026A Bonds, the “2026 Bonds”); and
WHEREAS, all things necessary to make the 2026 Bonds, when executed by the Company and authenticated and delivered by the Trustee or any Authenticating Agent and issued upon the terms and subject to the conditions hereinafter and in the Indenture set forth, the valid, binding and legal obligations of the Company and to make this Twenty-Eighth Supplemental Indenture a valid, binding and legal agreement of the Company, have been done.
NOW, THEREFORE, THIS TWENTY-EIGHTH SUPPLEMENTAL INDENTURE WITNESSETH that, in order to establish the terms of the 2026 Bonds and for and in consideration of the premises and of the covenants contained in the Indenture and in this Twenty-Eighth Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, it is mutually covenanted and agreed as follows:

DEFINITIONS
Certain Definitions. Each capitalized term that is used herein and is defined in the Original Indenture shall have the meaning specified in the Original Indenture unless such term is otherwise defined in this Twenty-Eighth Supplemental Indenture. Unless the context otherwise requires, any reference herein to a “Section” or an “Exhibit” means a Section of, or an Exhibit to, this Twenty-Eighth Supplemental Indenture, as the case may be. The words “herein,” “hereof” and “hereunder”

and words of similar import refer to this Twenty-Eighth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.
The following terms have the meanings given to them in this Article One and, for purposes of this Twenty-Eighth Supplemental Indenture, such meanings shall supersede and replace the meanings given them, if any, in the Original Indenture:
Certain terms, used principally in Article Two, are defined in that Article.
“2026A Coupon Rate” is defined in Section 2.02 hereof.
“2026B Coupon Rate” is defined in Section 2.02 hereof.
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity or organization that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws, or (c) a Person that is an agent, department or instrumentality of, or otherwise beneficially owned fifty percent (50%) or more by, controlled by or acting on behalf of, directly or indirectly, any one or more Person(s), entity or organization described in clause (a) or (b) or a Sanctioned Jurisdiction.
“Bond Repurchase Amount” is defined in Section 2.07 hereof.
“Bond Repurchase Requirement” is defined in Section 2.07 hereof.
“Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; including, in each case, all warrants, rights or options to purchase any of the foregoing.
“Change in Control” means the failure of Parent to own and control more than 50% of the Voting Stock of the Company; provided, that, for the avoidance of doubt, the transactions contemplated by the following agreements shall not constitute a Change in Control: (i) that certain Agreement and Plan of Merger, dated as of May 18, 2025, by and among Parent, Troy ParentCo LLC, a Delaware limited liability company (“Troy ParentCo”), and Troy Merger Sub Inc., a New Mexico corporation and a direct subsidiary of Troy ParentCo (“Troy Merger Sub”) and (ii) that certain Stock Purchase Agreement, dated as of May 18, 2025, by and among the Parent, Troy TopCo LP, a Delaware limited partnership, and Troy Merger Sub.
“Change in Control Notice” is defined in Section 2.06(a) hereof.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Consolidated Capitalization” means, with respect to any Person, the sum of (a) all of the shareholders’ equity or net worth of such Person and its Subsidiaries, as determined in accordance with GAAP plus (b) Consolidated Indebtedness of such Person and its Subsidiaries plus (c) the outstanding principal amount of Preferred Stock plus (d) seventy-five percent (75%) of the outstanding principal amount of Specified Securities of such Person and its Subsidiaries.
“Consolidated Indebtedness” means, as of any date of determination, with respect to any Person and its Subsidiaries on a consolidated basis, an amount equal to (a) all Indebtedness of such Person and its Subsidiaries as of such date minus (b) the outstanding principal amount of stranded cost securitization bonds of such Person and its Subsidiaries minus (c) an amount equal to the lesser of (i) seventy-five percent (75%) of the outstanding principal amount of Specified Securities of such Person and its Subsidiaries and (ii) ten percent (10%) of Consolidated Capitalization (calculated assuming clause (i) above is applicable).
“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge or any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Company and its Subsidiaries, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the maximum amount of such Person’s liability with respect to the stated or determinable amount of the primary obligation for which such Contingent Obligation is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).
“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Corporate Trust Office” has the meaning given to it in the Original Indenture and for the purposes of such term in the Indenture and this Twenty-Eighth Supplemental Indenture, the principal corporate trust office of the Trustee is 60 Livingston Ave, Saint Paul, Minnesota 55107, Attention: Global Corporate Trust – TNMP Notes Administrator, unless and until the Trustee shall have designated such other address as contemplated by such term.

“Coupon Rate” means in each case, the 2026A Coupon Rate for the 2026A Bonds and the 2026B Coupon Rate for the 2026B Bonds.

“Default Rate” means, with respect to any series of the 2026 Bonds, as of any date, that rate of interest that is the greater of (i) two percent (2%) per annum above the Coupon Rate for the 2026 Bonds or (ii) two percent (2%) over the rate of interest publicly announced from time to time by U.S. Bank Trust Company, National Association in Saint Paul, Minnesota as its “base” or “prime” rate, as in effect on such date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
“ERISA Event” means, with respect to the Company: (a) a Reportable Event with respect to a Plan or a Multiemployer Plan, (b) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan, or the receipt by the Company or any ERISA Affiliate of notice from a Multiemployer Plan that it is in insolvency pursuant to section 4245 of ERISA or that it intends to terminate or has terminated under section 4041A of ERISA, (c) the distribution by the Company or any ERISA Affiliate under section 4041 or 4041A of ERISA of a notice of intent to terminate any Single Employer Plan or the taking of any action to terminate any Single Employer Plan, (d) the commencement of proceedings by the PBGC under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan, or the receipt by the Company or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (e) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Company or any ERISA Affiliate to enforce section 515 of ERISA, which is not dismissed within thirty (30) days, (f) the imposition upon the Company or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Company or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Single Employer Plan, (g) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Company or any ERISA Affiliate, (h) a violation of the applicable requirements of section 404 or 405 of ERISA or the exclusive benefit rule under section 401(a) of the Code by any fiduciary of any Single Employer Plan for which the Company or any ERISA Affiliate may be directly or indirectly liable, (i) the granting of a security interest in connection with the amendment of a Single Employer Plan or (j) the withdrawal of the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan.
“FATCA” means Foreign Account Tax Compliance Act.
“Fiscal Quarter” means each of the calendar quarters ending as of the last day of each March, June, September and December.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, and, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein.
“Hedging Agreements” means, collectively, interest rate protection agreements, equity index agreements, foreign currency exchange agreements, option agreements or other interest or exchange rate or commodity price hedging agreements (other than forward contracts for the delivery of power or gas written by the Company to its jurisdictional and wholesale customers in the ordinary course of business).
“Indebtedness” means, with respect to any Person (without duplication), (a) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’ acceptance (in each case, whether or not drawn or matured and in the stated amount thereof), (d) all obligations of such Person to pay for the deferred purchase price of property or services, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded, (g) the net termination obligations of such Person under any Hedging Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date in accordance with the applicable rules under GAAP, (h) all Contingent Obligations of such Person, (i) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (j) the aggregate amount of uncollected accounts receivable of such Person subject at the time of determination to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (k) all Specified Securities and (l) all indebtedness referred to in clauses (a) through (k) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.
“Interest Payment Date” is defined in Section 2.02 hereof.
“Institutional Investor” means (a) any Holder of a 2026 Bond on the date hereof, (b) any Holder of a 2026 Bond holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the 2026 Bonds then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any Holder of any 2026 Bond.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under the Indenture and the 2026 Bonds, or (c) the validity or enforceability of the Indenture and the 2026 Bonds.
“Material Credit Facility” means, as to the Company and its Subsidiaries,
    (a)    the $300,000,000 Credit Agreement among the Company, certain lenders identified therein and certain agents identified therein dated as of April 1, 2024, including any further renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof (the “Credit Agreement”); and
    (b)    any other agreement(s) creating or evidencing indebtedness for borrowed money (other than indebtedness owed to affiliates of the Company), entered into on or after August 5, 2026, by the Company or any Subsidiary of the Company, or in respect of which the Company or any Subsidiary of the Company is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $60,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency).

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“Multiple Employer Plan” means, with respect to the Company, a Single Employer Plan to which the Company or any ERISA Affiliate and at least one employer other than the Company or any ERISA Affiliate are contributing sponsors.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Parent” means TXNM Energy, Inc., a New Mexico corporation, together with its successors.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Preferred Stock” means, with respect to any Person, all preferred Capital Stock issued by such Person in which the terms thereof do not require such Capital Stock to be redeemed or to make mandatory sinking fund payments.
“Proposed Prepayment Date” is defined in Section 2.06(b) hereof.
“Regular Record Date” is defined in Section 2.02 hereof.
“Related Fund” means, with respect to any Holder of any 2026 Bond, any fund or entity that (i) invests in securities or bank loans, and (ii) is advised or managed by such Holder, the same investment advisor as such Holder or by an Affiliate of such Holder or such investment advisor.
“Responsible Officer of the Company” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of the matters set forth in the Indenture as supplemented and amended.
“Restrictive Legend” means the legend set forth on the form of the First Mortgage Bonds in Exhibit A hereto.
“Rule 144” means Rule 144 (or any successor rule) under the Securities Act.
“Sanctioned Jurisdiction” means, at any time, a country or territory which is itself subject to or the target of any comprehensive country-wide sanctions under U.S. Economic Sanctions Laws (as opposed to individual, entity or other list-based sanctions).
“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or Multiple Employer Plan.
“Special Record Date” is defined in Section 2.02 hereof.
“Specified Prior Supplements” means (i) the Sixth Supplemental Indenture dated as of June 27, 2014, (ii) the Seventh Supplemental Indenture, dated as of February 10, 2016 and (iii) the Eighth Supplemental Indenture, dated as of August 24, 2017; each among the Company and the Trustee and pursuant to the Original Indenture.

“Specified Securities” means, with respect to any Person, (a) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed or for which mandatory sinking fund payments are due, (b) all securities issued by such Person that contain two distinct components, typically medium-term debt and a forward contract for the issuance of common stock prior to the debt maturity, including such securities commonly referred to by their tradenames as “FELINE PRIDES”, “PEPS”, “HITS”, “SPACES” and “DECS” and generally referred to as “equity units” and (c) all other securities issued by such Person that are similar to those described in the forgoing clauses (a) and (b).
“Subsidiary” and “Subsidiaries” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a fifty percent (50%) interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Any reference to a Subsidiary of the Company herein shall not include a Subsidiary that is inactive, has minimal or no assets and does not generate revenues. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“TBCC” is defined in Section 4.01 hereof.
“Total Assets” means all assets of the Company and its Subsidiaries as shown on its most recent quarterly consolidated balance sheet, as determined in accordance with GAAP.
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
“Voting Stock” means the Capital Stock of a Person that is then outstanding and normally entitled to vote in the election of directors and other securities of such Person convertible into or exercisable for such Capital Stock (whether or not such securities are then currently convertible or exercisable).

TITLE, FORM AND TERMS OF THE 2026 BONDS
Title of the First Mortgage Bonds. This Twenty-Eighth Supplemental Indenture hereby creates (a) a series of Securities designated as the “5.23% First Mortgage Bonds, due September 1, 2031, Series 2026A” and (b) a series of Securities designated as the “5.46% First Mortgage Bonds, due September 1, 2033, Series 2026B”. The 2026 Bonds shall be executed, authenticated and delivered in accordance with the provisions of, and, except as hereinafter provided, shall in all respects be subject to all of the terms, conditions and covenants of, the Indenture as supplemented by this Twenty-Eighth Supplemental Indenture. For purposes of the Indenture, (i) the 2026A Bonds shall constitute a single series of Securities and (subject to the limitations set forth in Article IV of the Original Indenture) shall be issued in an aggregate principal amount of $75,000,000 and (ii) the 2026B Bonds shall constitute a single series of Securities and (subject to the limitations set forth in Article IV of the Original Indenture) shall be issued in an aggregate principal amount of $75,000,000].
Form and Terms of the 2026 Bonds. The form and terms of the 2026 Bonds pursuant to the authority granted by this Twenty-Eighth Supplemental Indenture in accordance with Sections 2.01 and 3.01 of the Original Indenture are set forth herein. The 2026 Bonds shall be issued in registered form without coupons in the denominations of $100,000 and integral multiples of $1,000 in excess thereof, appropriately numbered and substantially in the form set forth in Exhibit A-1 hereto for the 2026A Bonds and A-2 hereto for the 2026B Bonds. The terms of the 2026 Bonds contained in the form thereof set forth in Exhibit A-1 or Exhibit A-2 respectively hereto are hereby incorporated herein by reference and made a part hereof as if set forth in full herein.
The 2026A Bonds shall mature on September 1, 2031 and shall bear interest at the rate of 5.23% per annum (the “2026A Coupon Rate”) from August 19, 2026 through Maturity, payable semi-annually on the 1st day of March and 1st day of September, in each year commencing March 1, 2027 and on the date of Maturity (each such March 1st, September 1st and date of Maturity, hereinafter called an “Interest Payment Date”) until the principal thereof is paid or made available for payment.
The 2026B Bonds shall mature on September 1, 2033 and shall bear interest at the rate of 5.46% per annum (the “2026B Coupon Rate”) from August 19, 2026 through Maturity, payable semi-annually on the 1st day of March and 1st day of September, in each year commencing March 1, 2027 and on the date of Maturity (each such March 1st, September 1st and date of Maturity, hereinafter called an “Interest Payment Date”) until the principal thereof is paid or made available for payment.
If any Interest Payment Date falls on a day that is not a Business Day, the Interest Payment Date will be the next succeeding Business Day (and no interest or other payment shall be payable in respect of any such delay, provided that any payment of principal of or Make-Whole Amount on any 2026 Bond (including principal due upon Maturity) that is due on a date that is not a Business Day shall be due and payable on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable at such next succeeding Business Day). Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
The 2026 Bonds shall be payable as to principal, Make-Whole Amount, if any, and interest (including interest on overdue principal and on overdue installments of interest to the extent lawful) in any coin or currency of the United States of America which at the time of payment is legal tender for public and private debts, and shall be payable as provided for in the Indenture.
To the extent lawful, the Company shall pay interest on overdue principal and Make-Whole Amount, if any, at the Default Rate (instead of the Coupon Rate), from the day any such payment was due until the amount is paid or made available for payment and it shall pay interest on overdue installments of interest at the Default Rate (instead of the Coupon Rate) from the applicable Interest Payment Date until such interest is paid or made available for payment.
The interest so payable on any Interest Payment Date shall be paid to the Persons in whose names the 2026 Bonds are registered at the close of business on the regular record date for such Interest Payment Date, which shall be the fifteenth (15th) day of the month immediately preceding the month in which such Interest Payment Date occurs (hereinafter called a “Regular Record Date”); except that if the Company shall default in the payment of any interest due on such Interest Payment Date, the Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Securities of such series (or their respective Predecessor Securities) are registered at the close of business on a date (herein called a “Special Record Date”) established to determine the Holders of record who will receive such Defaulted Interest (which shall be fixed in accordance with Section 3.07 of the Original Indenture), which Special Record Date shall not be more than fifteen (15) days or less than ten (10) days prior to the date proposed by the Company for payment of such Defaulted Interest.
Anything in the Indenture or herein to the contrary notwithstanding, the Trustee shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction, (each, a “Notice”) received pursuant to the Indenture or this Twenty-Eighth Supplemental Indenture by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) and shall not have any duty to confirm that the person sending such Notice is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee) shall be deemed original signatures for all purposes. Each other party to this Twenty-Eighth Supplemental Indenture assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that a Notice in the form of an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic Notice.
Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the 2026 Bonds of any series, in an amount not less than ten percent (10%) of the aggregate principal amount of the 2026 Bonds of such series to be prepaid then outstanding in the case of a partial prepayment, at one-hundred percent (100%) of the principal amount so prepaid, together with accrued and unpaid interest thereon, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each Holder of the 2026 Bonds of the series being prepaid written notice, with a copy to the Trustee, of each optional prepayment under this Section 2.03 not less than ten (10) days and not more than sixty (60) days prior to the date fixed for such prepayment unless the Company and the Holders of more than fifty percent (50%) of the principal amount of the 2026 Bonds of the series being prepaid then outstanding agree in writing to another time period. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the 2026 Bonds of the series being prepaid on such date, the principal amount of each 2026 Bond of such series held by such Holder to be prepaid (determined in accordance with Section 2.03(a)), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount with respect to the 2026 Bonds to be prepaid due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two (2) Business Days prior to such prepayment, the Company shall deliver to each Holder of 2026 Bonds a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date. Notwithstanding anything contained in this Section 2.03, if and so long as any Event of Default or Bond Repurchase Event shall have occurred and be continuing, any partial prepayment of the 2026 Bonds by series shall be allocated among all of the 2026 Bonds of all series of 2026 Bonds at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.
Allocation of Partial Prepayments. In the case of each partial prepayment of the 2026 Bonds pursuant to Section 2.03, the principal amount of the series of 2026 Bonds to be prepaid shall be allocated among all of the 2026 Bonds of such series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment, after giving effect to minimum authorized denominations of $100,000.
Maturity; Surrender, Etc. In the case of each optional prepayment of 2026 Bonds pursuant to this Section 2.03, the principal amount of each 2026 Bond to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any 2026 Bond paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no 2026 Bond shall be issued in lieu of any prepaid principal amount of any 2026 Bond.
Purchase of Bonds. The Company will not and will not permit any Subsidiary of the Company to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding 2026 Bonds of any series except (a) upon the payment or prepayment of the 2026 Bonds of such series in accordance with this Twenty-Eighth Supplemental Indenture and the 2026 Bonds or (b) pursuant to an offer to purchase made by the Company or a Subsidiary of the Company pro rata to the Holders of all 2026 Bonds of such series at the time outstanding upon the same terms and conditions. Any such offer shall provide each Holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least ten (10) Business Days. If the Holders of more than fifty percent (50%) of the principal amount of the 2026 Bonds of the applicable series then outstanding accept such offer, the Company shall promptly notify the remaining Holders of such series of 2026 Bonds of such fact and the expiration date for the acceptance by Holders of such series of 2026 Bonds of such offer shall be extended by the number of days necessary to give each such remaining Holder at least five (5) Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all 2026 Bonds acquired by it or any Subsidiary of the Company pursuant to any payment, prepayment or purchase of 2026 Bonds pursuant to this Twenty-Eighth Supplemental Indenture and no 2026 Bonds may be issued in substitution or exchange for any such 2026 Bonds. Notwithstanding anything contained in this Section 2.04, if and so long as any Event of Default or Bond Repurchase Event shall have occurred and be continuing, any partial prepayment of the 2026 Bonds by series shall be allocated among all of the 2026 Bonds of all series of 2026 Bonds at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.
Make-Whole Amount.
“Make-Whole Amount” means, with respect to any 2026 Bond, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such 2026 Bond over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero; provided further that the Make-Whole Amount shall equal zero with respect to the relevant series of 2026 Bonds if such prepayment occurs on or after (i) the date which is thirty (30) days prior to the Maturity Date of such series of the 2026A Bonds and (ii) the date which is sixty (60) days prior to the Maturity Date of the 2026B Bonds. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any 2026 Bond, the principal of such 2026 Bond that is to be prepaid pursuant to Section 2.03 or Section 2.07 or is declared to be due and payable pursuant to Section 10.02 of the Original Indenture.
“Discounted Value” means, with respect to the Called Principal of any 2026 Bond, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the 2026 Bonds is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any 2026 Bond, 0.50% over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the 2026 Bond.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called

Principal of any 2026 Bond, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable 2026 Bond.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any 2026 Bond, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the 2026 Bonds, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 2.03 or Section 2.07 or is declared to be due and payable pursuant to Section 10.02 of the Original Indenture.
“Settlement Date” means, with respect to the Called Principal of any 2026 Bond, the date on which such Called Principal is to be prepaid pursuant to Section 2.03 or Section 2.07 or is declared to be due and payable pursuant to Section 10.02 of the Original Indenture.
Change in Control.
Notice of Change in Control. The Company will, within thirty (30) Business Days after the occurrence of any Change in Control, give written notice (the “Change in Control Notice”) of such Change in Control to each Holder of 2026 Bonds, with a copy to the Trustee. Such Change in Control Notice shall contain and constitute an offer to prepay the 2026 Bonds as described in Section 2.06(b) hereof and shall be accompanied by the certificate described in Section 2.06(e).
Offer to Prepay Bonds. The offer to prepay 2026 Bonds contemplated by Section 2.06(a) shall be an offer to prepay, in accordance with and subject to this Section 2.06, all, but not less than all, the 2026 Bonds held by each Holder (in this case only, “Holder” in respect of any 2026 Bond registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date (which shall be a Business Day) specified in such Change in Control Notice (the “Proposed Prepayment Date”). Such date shall be not fewer than thirty (30) days and not more than sixty (60) days after the date of delivery of the Change in Control Notice.
Acceptance; Rejection. Any Holder of 2026 Bonds may accept or reject the offer to prepay made pursuant to this Section 2.06 by causing a notice of such acceptance or rejection to be delivered to the Company not fewer than ten (10) days prior to the Proposed Prepayment Date. A failure by a Holder of 2026 Bonds to respond to an offer to prepay made pursuant to this Section 2.06 shall be deemed to constitute a rejection of such offer by such Holder.
Prepayment. Prepayment of the 2026 Bonds to be prepaid pursuant to this Section 2.06 shall be at one-hundred percent (100%) of the principal amount of the 2026 Bonds together with accrued and unpaid interest thereon but without any Make-Whole Amount or other premium. The prepayment shall be made on the Proposed Prepayment Date.
Company Certificate. Each Change in Control Notice delivered pursuant to Section 2.06(a) shall be accompanied by a certificate, executed by a Senior Financial Officer and dated the date of delivery of the Change in Control Notice, stating:  (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 2.06; (iii) the principal amount of each 2026 Bond offered to be prepaid (which shall be one-hundred percent (100%) of the outstanding principal balance of each such 2026 Bond); (iv) the amount of accrued interest that would be due and payable on each 2026 Bond offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 2.06 required to be fulfilled prior to the giving of notice have been fulfilled; and (vi) in reasonable detail, a general description of the events that resulted in, and date of occurrence of, the Change in Control.
Bond Repurchase Event.
On the Bond Repurchase Date, the Company shall repurchase (the “Bond Repurchase Requirement”) the applicable series of 2026 Bonds for a purchase price equal to the aggregate principal amount of such series of 2026 Bonds then Outstanding, all accrued and unpaid interest thereon, and the Make-Whole Amount determined for the Bond Repurchase Date with respect to such principal amount (the “Bond Repurchase Amount”). On the Bond Repurchase Date, the Company will deposit with the Trustee immediately available funds in an amount equal to the Bond Repurchase Amount and the Trustee shall pay such amount as soon as practicable after receipt thereof to the Holders of such series of 2026 Bonds. Payment of a Bond Repurchase Amount shall be deemed to satisfy and discharge in full the principal of, and Make-Whole Amount, and accrued and unpaid interest on, such series of the 2026 Bonds.
The Company’s obligation to satisfy a Bond Repurchase Requirement shall be mandatory upon the occurrence of a Bond Repurchase Event.
Any 2026 Bonds surrendered to the Trustee in connection with a Bond Repurchase Requirement shall promptly be cancelled in accordance with Section 3.09 of the Original Indenture.
For the purposes of this Section 2.07, the following terms will have the meanings set forth below:

“Bond Repurchase Date” means the date of the occurrence of a Bond Repurchase Event with respect to a series of the 2026 Bonds while any of the 2026 Bonds of the applicable series are Outstanding.
A “Bond Repurchase Event” with respect to a series of 2026 Bonds shall exist if any of the conditions or events described in any of paragraphs (1) through (7) below shall be continuing fifteen (15) days following the first to occur of (i) a Responsible Officer of the Company obtaining actual knowledge of such occurrence or (ii) the Company’s receipt of a written notice from any Holder of a 2026 Bond of the applicable series of such occurrence:
(1) Economic Sanctions, Etc. The Company does, or permits any Controlled Entity to, (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the 2026 Bonds of the applicable series) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by any U.S. Economic Sanctions Laws.
(2) Sale or Lease of Assets. The Company sells, leases, transfers or otherwise disposes of, any of its assets (including, without limitation, all or substantially all of its assets, whether in one transaction or a series of related transactions) except (a) sales or other transfers of assets for fair value, if the aggregate value of all such transactions in any calendar year does not exceed twenty-five percent (25%) of the book value of Total Assets of the Company, as calculated as of the end of the most recent Fiscal Quarter, and (b) sales, leases, transfers or other dispositions, at less than fair value, of any other assets of the Company and its Subsidiaries, provided that the aggregate book value of such assets shall not exceed $25,000,000 in any calendar year.
(3) Debt Capitalization. The ratio of (i) Consolidated Indebtedness of the Company to (ii) Consolidated Capitalization of the Company is greater than 0.65 to 1.0 (a) as of the last day of any fiscal quarter of the Company or (b) at any time if any first mortgage bonds issued under Specified Prior Supplements remain outstanding.
(4) Financial and Business Information. The Company fails to deliver to each Holder of 2026 Bonds of the applicable series that is an Institutional Investor the documents set forth below in paragraphs (a) Quarterly Statements, (b) Annual Statements, (c) SEC and other Reports (if any), (d) Notice of Event of Default or Bond Repurchase Event (if any), and (e) ERISA Matters (if any) by either (i) within the time periods set forth in such paragraphs (a), (b), (c), (d) and (e) (x) delivering paper copies, to the address, if any, specifically designated therefore by such Holder, by hand-delivery or by overnight courier or (y) delivering electronic copies by email or (ii) with respect to the documents set forth in paragraphs (a), (b) and (c), giving written notice within fifteen (15) Business Days after the timely filing on EDGAR or posting on its home page or on its Parent’s home page on the internet or on Intralinks or on any similar website to which each Holder of the 2026 Bonds of the applicable series has free access, by the Company of a Form 10-K (or such annual financial statements satisfying the requirements of paragraph (b) below), Form 10-Q (or such quarterly financial statements satisfying the requirements of paragraph (a) below), or any other SEC or other report (if any), as the case may be:

Quarterly Statements — within sixty (60) days (or, if earlier, the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:
a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this paragraph (a) - Quarterly Statements;
Annual Statements — within one hundred twenty (120) days (or, if earlier, the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of:
a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Securities Exchange Act of 1934(

the “Exchange Act”)) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this paragraph (b)-Annual Statements;
SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary of the Company to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) if the Company is still subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such Holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary of the Company with the SEC;
Notice of Event of Default or Bond Repurchase Event — promptly, and in any event within five (5) Business Days after a Responsible Officer of the Company becomes aware of the existence of any Event of Default or any Bond Repurchase Event, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto; and
ERISA Matters — promptly, and in any event within ten (10) days after a Responsible Officer of the Company becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
with respect to any Plan, any Reportable Event would reasonably be expected to result in a Material Adverse Effect; or
the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, which in either event would reasonably be expected to result in a Material Adverse Effect; or
any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect.
(5) Officer’s Certificate. The Company fails to deliver to each Holder of 2026 Bonds of the applicable series that is an Institutional Investor, in the manner and at the time periods set forth above in paragraph 4(a)-Quarterly Statements and paragraph 4(b)-Annual Statements, a certificate of a Senior Financial Officer certifying that such Senior Financial Officer has reviewed the relevant terms of this Twenty-Eighth Supplemental Indenture and of the Indenture and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes an Event of Default or Bond Repurchase Event with respect to the applicable series of 2026 Bonds or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.
(6) Material Credit Facilities. With respect to any Material Credit Facility (a) the Company or any Subsidiary of the Company defaults in the payment of any principal of or premium or make-whole amount or interest that is outstanding in an aggregate principal amount of at least $20,000,000 beyond any period of grace with respect thereto, or (b) the Company or any Subsidiary of the Company is in default in the performance of or compliance with any term of any Material Credit Facility in an aggregate outstanding principal amount of at least $20,000,000 or any other condition exists, and as a consequence of such default such Material Credit Facility has become, or has been declared (or one or more Persons are entitled to declare such Material Credit Facility to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (c) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder or lender of any Material Credit Facility to convert such indebtedness into equity interests), (i) the Company or any Subsidiary of the Company has become obligated to purchase or repay such indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $20,000,000, or (ii) one or more Persons have the right to require the Company or any Subsidiary of the Company so to purchase or repay such indebtedness.
(7) Material Misrepresentation. Any representation or warranty made in writing by or on behalf of the Company in this Twenty-Eighth Supplemental Indenture or in any writing furnished to the Holders of the applicable series of 2026 Bonds in connection with such series of 2026 Bonds proves to have been false or incorrect in any material respect on the date made.
Withholding. By acceptance of any 2026 Bond, the Holder thereof agrees that such Holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such Holder that is a United States Person, such Holder’s United States tax identification number or other forms reasonably requested by the Company necessary to establish such Holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such Holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold or cause to be deducted and withheld from any such payment made to such Holder (and the Company agrees that under current FATCA regulations in place as of the date of this Twenty-Eighth Supplemental Indenture as originally executed, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, as well as a U.S. Tax Compliance Certificate substantially in the form of Schedule 2.08 attached hereto, in both cases completed and executed, shall satisfy this requirement). Nothing in this Section 2.08 shall require any Holder to provide information that is confidential or proprietary to such Holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.
Notwithstanding any other provision of this Twenty-Eighth Supplemental Indenture, the Trustee or any Paying Agent shall be entitled to make a deduction or withholding from any payment which it makes under this Twenty-Eighth Supplemental Indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by any applicable law and any current or future regulations or agreements thereunder or official interpretations thereof or any law implementing an intergovernmental approach thereto or by virtue of the relevant Holder failing to satisfy any certification or other requirements in respect of the 2026 Bonds, in which event the Trustee or such Paying Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted and shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such withholding tax.
Payment on Bonds.
Place of Payment, etc. Subject to Section 2.09(b), payments of principal, Make-Whole Amount, if any, and interest due and payable on the 2026 Bonds shall be made in Saint Paul, Minnesota at the Corporate Trust Office of U.S. Bank Trust Company, National Association. Registration of transfer and exchange of the 2026 Bonds shall be effected, in accordance with Section 3.05 of the Indenture, in Saint Paul, Minnesota at the Corporate Trust Office of U.S. Bank Trust Company, National Association. Notice and demands to or upon the Company in respect of the 2026 Bonds and the Indenture, as supplemented and amended, may be served, in addition to the provisions of Section 1.08 of the Indenture, in Saint Paul, Minnesota at the Corporate Trust Office of U.S. Bank Trust Company, National Association. The Company may at any time, by notice to each Holder of a 2026 Bond, change the place of payment of the 2026 Bonds, place where registration or exchange may be effected and where such notices and demands shall be served so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal corporate trust office of a bank or trust company in such city. U.S. Bank Trust Company, National Association will be the Paying Agent and Security Registrar for the 2026 Bonds.
Home Office Payment. With respect to all Holders of the 2026 Bonds on the date hereof and any Institutional Investor that subsequently becomes a Holder of a 2026 Bond and complies with the provisions of this Section 2.09(b), all sums becoming due on the 2026 Bonds for principal, Make-Whole Amount, if any, interest and all other amounts due hereunder to each Holder of a 2026 Bond shall be paid to each such Holder by the method and at the address of such Holder in the Security Register, without the presentation or surrender of such 2026 Bond or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any 2026 Bond, such Holder shall surrender such 2026 Bond for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 2.09(a). Prior to any sale, transfer or other disposition of any 2026 Bond held on the date hereof by a Holder or its nominee, such Holder will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such 2026 Bond to the Company in exchange for a new 2026 Bond or 2026 Bonds pursuant to Section 3.05 of the Original Indenture.
Consent in Contemplation of Transfer. Any consent given pursuant to Section 14.02 of the Original Indenture by a Holder of a 2026 Bond that has transferred or has agreed to transfer its 2026 Bond to the Company, any Subsidiary of the Company or any Affiliate of the Company in connection with such consent shall be void and of no force or effect except solely as to such Holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other Holders of 2026 Bonds that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such Holder.
Restrictions on Transfer. The 2026 Bonds and any related documents may be amended or supplemented from time to time by the Company without the consent of any Holder to modify the restrictions on and procedures for resales and other transfers of the 2026 Bonds to reflect any change in applicable law or regulation (or the interpretation thereof) or in practices relating to the resale or transfer of restricted securities generally. Holders of the 2026 Bonds are deemed by the acceptance of such 2026 Bonds to have agreed to any such amendment or supplement.
The Company shall issue a 2026 Bond that does not bear the Restrictive Legend in replacement of a 2026 Bond bearing the Restrictive Legend at the request of any Holder following such request if (i) the Holder shall have obtained an opinion of counsel reasonably acceptable to the Company in form and substance reasonably satisfactory to the Company to the effect that the First Mortgage Bond may lawfully be disposed of without registration, qualification or legend pursuant to Rule 144, or (ii) the Holder sells or otherwise transfers the First Mortgage Bond pursuant to Rule 144 or an effective registration statement.
Sinking Fund. The 2026 Bonds are not subject to any sinking fund.
Calculations, etc. The Trustee may conclusively presume that no optional prepayment pursuant to Section 2.03, Change in Control or Bond Repurchase Event shall have occurred unless and until a Responsible Officer of the Trustee shall have received at the Corporate Trust Office of the Trustee a certificate executed by a Senior Financial Officer specifying the following:
1. in the case of an optional prepayment pursuant to Section 2.03, the name of each Holder to which such payments will be made, the amount of each such payment (including the applicable Make-Whole Amount and accrued interest), and the date of such payment and;
2. in the case of a Change in Control, the name of each Holder that accepts the related offer to prepay, the amount of each such payment (including accrued interest), and the date of such payment; and
3. in the case of a Bond Repurchase Event, the name of each Holder to which the Bond Repurchase Amount is to be paid, the amount of such Bond Repurchase Amount payment and the Bond Repurchase Date.
The Trustee shall be under no duty to inquire into, may conclusively presume the correctness of, shall be fully protected in relying upon the Company’s calculation of any optional prepayment amount, Change in Control repurchase payment or Bond Repurchase Amount, including interest and, if and to the extent applicable, any Make-Whole Amount, and shall have no responsibility for such calculation.

ISSUANCE OF THE 2026 BONDS
Authentication. The 2026A Bonds in the aggregate principal amount of $75,000,000 and the 2026B Bonds in the aggregate principal amount of $75,000,000 may forthwith be executed by the Company and delivered to the Trustee and shall be authenticated and delivered by the Trustee (either before or after the filing or recording hereof) pursuant to and in accordance with a Company Order delivered pursuant to, and upon compliance by the Company with the other applicable provisions and requirements of, Article IV of the Original Indenture.

MISCELLANEOUS PROVISIONS
Utility and Transmitting Utility.  The Company is a utility as defined in Section 261.001(a) of the Texas Business and Commerce Code (the “TBCC”). The Company intends to subject the Original Indenture, as heretofore supplemented and amended and as supplemented by this Twenty-Eighth Supplemental Indenture, to the requirements and benefits of Chapter 261 of the TBCC. The perfection of and notice provided by the Original Indenture, as heretofore supplemented and amended and as supplemented by this Twenty-Eighth Supplemental Indenture, under Section 261.004 of the TBCC with respect to the interest in property granted as security thereunder shall be effective from its date of deposit for filing until and to the extent such interest in property is released by the filing of a termination statement or a release of such interest in property, in each case signed or authorized in writing by the Trustee, and no renewal, refiling or continuation statement shall be required to continue such effectiveness.  The Company is also a transmitting utility as defined in Section 9.102 of the TBCC.  The Original Indenture, as heretofore supplemented and amended and as supplemented by this Twenty-Eighth Supplemental Indenture, shall remain effective as (a) a financing statement until a termination statement is filed, as provided in Section 9.515(f) of the TBCC, and (b) a financing statement filed as a fixture filing until the Original Indenture (as heretofore supplemented and amended and as supplemented by this Twenty-Eighth Supplemental Indenture) is released in full or satisfied of record or its effectiveness otherwise terminates as to the real property covered thereby, as provided in Section 9.515(g) of the TBCC.
Ratification. The Indenture, as supplemented by this Twenty-Eighth Supplemental Indenture, is in all respects ratified and confirmed, and this Twenty-Eighth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
Trustee. The Trustee hereby accepts the trust hereby declared and provided, and agrees to perform the same upon the terms and conditions set forth in the Indenture, as supplemented by this Twenty-Eighth Supplemental Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twenty-Eighth Supplemental

Indenture or of the 2026 Bonds or the due execution hereof or thereof by the Company or for or in respect of the recitals contained herein or therein (except the Trustee’s certificate of authentication) or the statements contained in Section 4.01, all of which recitals and statements are made by the Company solely.
Governing Law. This Twenty-Eighth Supplemental Indenture and the 2026 Bonds shall be governed by and construed in accordance with the law of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor to such statute), except to the extent that the Trust Indenture Act would be applicable were this Twenty-Eighth Supplemental Indenture qualified under the Trust Indenture Act and except to the extent that the law of any other jurisdiction shall mandatorily govern the creation, perfection, priority or enforcement of the Lien of the Indenture, as supplemented by this Twenty-Eighth Supplemental Indenture or the exercise of remedies with respect to the Mortgaged Property.
Counterparts. The Twenty-Eighth Supplemental Indenture referred to herein is an indenture supplemental to the Indenture. This Twenty-Eighth Supplemental Indenture may be simultaneously executed in any number of counterparts, each of which when so executed shall be deemed to be an original; but such counterparts shall together constitute but one and the same instrument.
USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Twenty-Eighth Supplemental Indenture agree that they shall provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.
Notices to the Trustee. Notice is hereby given that the address of the Trustee for purposes of Section 1.08 of the Indenture is:
If to the Trustee, to:
U.S. Bank Trust Company, National Association
60 Livingston Ave
Mail Code EP-MN-WS3C
Saint Paul, Minnesota 55107
Attention: Global Corporate Trust – TNMP Notes Administrator

or such other address as the Trustee may from time to time designate pursuant to said Section 1.08.

IN WITNESS WHEREOF, said TEXAS-NEW MEXICO POWER COMPANY has caused this Twenty-Eighth Supplemental Indenture to be executed on its behalf and said U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee as aforesaid, in evidence of its acceptance of the trust hereby created, has caused this Twenty-Eighth Supplemental Indenture to be executed on its behalf, to be effective as of the date first written above.

TEXAS-NEW MEXICO POWER COMPANY
By:	/s/ Sabrina G. Greinel
Name: Sabrina G. Greinel
Title: Vice President, Treasurer and Strategy

ACKNOWLEDGMENT

STATE OF NEW MEXICO        )
COUNTY OF BERNALILLO    )

This instrument was acknowledged before me on this 13th day of August, 2026, by Sabrina G. Greinel, Vice President, Treasurer and Strategy of TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation, on behalf of said corporation.

_/s/ Victoria J. Quintana_______________
Notary Public in and for the State of New Mexico

(seal)
[Signature Page to Twenty-Eighth Supplemental Indenture to
First Mortgage Indenture of Texas-New Mexico Power Company]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Donald T. Hurrelbrink
Name: Donald T. Hurrelbrink
Title: Vice President

STATE OF MINNESOTA    )
COUNTY OF RAMSEY    )
Before me, the undersigned notary, on this day personally appeared Donald T. Hurrelbrink, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same, in his/her capacity as Vice President of U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, acting in its capacity as Trustee, for the purposes and consideration therein expressed.

Given under my hand and seal of office this 13th day of August, A.D., 2026.

Signature: /s/ Jose Luis Gavilan	(seal)

[Signature Page to Twenty-Eighth Supplemental Indenture to
First Mortgage Indenture of Texas-New Mexico Power Company]

Schedule 2.08 to the Twenty-Eighth Supplemental Indenture
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE

    Reference is hereby made to that certain First Mortgage Indenture dated as of March 23, 2009 (the “Original Indenture”), from Texas New-Mexico Power Company (the “Company”) to U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as previously amended and supplemented by certain supplemental indentures including the Twenty-Eighth Supplemental Indenture (the “Supplement”, and the Original Indenture as supplemented and amended by such other supplemental indentures and the Supplement, the “Indenture”). Certain capitalized and other terms used in this Agreement are defined in the Indenture.
    The undersigned hereby certifies that:
(i)    it is the sole record and beneficial owner of the 2026 Bonds in respect of which it is providing this certificate;
(ii)    it is not a bank within the meaning of Section 881(c)(3)(A) of the Code;
(iii)    it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code; and
(iv)    it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.
    The undersigned has furnished the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or Form W-8BEN-E.

[Purchaser Name]
By:
Name:
Title:
Date: _____________

Exhibit A-1
[FORM OF 5.23% FIRST MORTGAGE BOND, DUE SEPTEMBER 1, 2031, SERIES 2026A]

THIS BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OF THE UNITED STATES OF AMERICA AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION NOR SUCH EXEMPTION IS REQUIRED BY LAW.

TEXAS-NEW MEXICO POWER COMPANY

(Incorporated under the laws of the State of Texas)

5.23% First Mortgage Bond, due September 1, 2031, Series 2026A

No.                                         [Date]
$[________]                                PPN: 882884 K*9

TEXAS-NEW MEXICO POWER COMPANY, a corporation organized and existing under the laws of the State of Texas (hereinafter called the “Company”, which term shall include any Successor Corporation under the Indenture), for value received, hereby promises to pay to _____________________, or registered assigns, on September 1, 2031 (the “Maturity”), the principal sum of [___________ dollars ($________)] (or so much thereof as shall not have been prepaid), in any coin or currency of the United States of America which at the time of payment is legal tender for public and private debts, and to pay interest on said principal sum in like coin or currency from the date hereof, or from the most recent March 1st or September 1st to which interest has been paid or duly provided for, at the at the rate of five and 23/100th percent (5.23%) per annum (the “Coupon Rate”), payable semi-annually, on the first (1st) day of March and the first (1st) day of September in each year, commencing March 1, 2027 until Maturity, and at Maturity (each an “Interest Payment Date”). To the extent permitted by law, the Company shall pay interest on any overdue principal or Make-Whole Amount, if any, at the Default Rate (instead of the Coupon Rate), from the day such principal or Make-Whole Amount was due until paid or made available for payment and it shall pay interest on any overdue installments of interest at the Default Rate (instead of the Coupon Rate), from the applicable Interest Payment Date until such interest is paid or made available for payment. For purposes of the Twenty-Eighth Supplemental Indenture and this Security, the term “interest” shall be deemed to include interest provided for in the first and second immediately preceding sentences. If any Interest Payment Date falls on a day that is not a Business Day then payment of interest payable on such date will be made on the next succeeding Business Day (and no interest or other payment shall be payable in respect of any such delay, provided that any payment of principal of or Make-Whole Amount on this Security (including principal due upon Maturity) that is due on a date that is not a Business Day shall be due and payable on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable at such next succeeding Business Day). Interest will be computed on the basis of a 360 day year consisting of twelve (12) thirty (30)-day months.
The interest so payable on any Interest Payment Date will, subject to certain exceptions provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such Interest Payment Date, which shall be the fifteenth (15th) day of the month immediately preceding the month in which such Interest Payment Date occurs; except that if the Company shall default in the payment of any interest due on such Interest Payment Date, such defaulted interest shall be paid to the Holder of this Security as of the close of business on a date selected by the Trustee (in accordance with Section 3.07 of the Indenture) (a “Special Record Date”), which Special Record Date shall not be more than fifteen (15) days or less than ten (10) days prior to the date proposed by the Company for payment of such defaulted interest.
Principal of, and Make-Whole Amount (if any) and interest on this Security are payable at the Corporate Trust Office of the Trustee, in Saint Paul, Minnesota, as Paying Agent for the Company; provided however, that the Company may at any time, by notice to the Holder of this Security, change the place of payment so long as the place of payment shall be either the principal office of the Company in such city or the principal Corporate Trust Office of a bank or trust company in such city and further provided that if the Holder of this Security shall have specified by written notice to the Company an address and reasonable method for such payment pursuant to and in compliance with Section 2.09(b) of the Twenty-Eighth Supplemental Indenture, the Company shall make such payment at the address and by the reasonable method set forth in such written notice.
This Security is subject to (1) prepayment at the option of the Company in whole at any time, or in part from time to time, (2) prepayment in whole at the option of the Holder hereof in connection with a Change in Control and (3) mandatory repurchase in whole upon the occurrence of a Bond Repurchase Event, in each case at the times, in the amounts and upon the terms specified in Sections 2.03, 2.06 and 2.07, respectively, of the Twenty-Eighth Supplemental Indenture. This Security is not otherwise subject to optional redemption.
The provisions of this Security are continued on the reverse hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.
This Security shall not be entitled to any benefit under the Indenture or any indenture supplemental thereto, or be valid or obligatory for any purpose, unless U.S. Bank Trust Company, National Association, the Trustee under the Indenture, or a successor trustee thereto under the Indenture, shall have manually signed the certificate of authentication endorsed hereon.

A-2

IN WITNESS WHEREOF, TEXAS-NEW MEXICO POWER COMPANY has caused the signature of its duly authorized officer to be hereto affixed.

Dated: ____________

By:	TEXAS-NEW MEXICO POWER COMPANY
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture, as supplemented and amended, including as supplemented by the Twenty-Eighth Supplemental Indenture.

By:	U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
Authorized Officer

A-3

[FORM OF REVERSE OF
5.23% FIRST MORTGAGE BOND, DUE SEPTEMBER 1, 2031, SERIES 2026A]

This Security is one of a duly authorized issue of Securities of the Company (herein called the “First Mortgage Bonds”), unlimited in aggregate principal amount, of the series hereinafter specified, all issued and to be issued under and equally secured by an indenture, dated as of March 23, 2009, executed by the Company to U.S. Bank Trust Company, National Association (ultimate successor as trustee to The Bank of New York Mellon Trust Company, N.A.), as Trustee (herein called the “Trustee”) (said indenture being herein called the “Indenture”), to which Indenture and all indentures supplemental thereto (including the Twenty-Eighth Supplemental Indenture hereinafter referred to) reference is hereby made for a description of the properties mortgaged and pledged, the nature and extent of the security, the rights of the registered owners of the First Mortgage Bonds and of the Trustee in respect thereto, and the terms and conditions upon which the First Mortgage Bonds are, and are to be, secured, and for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the First Mortgage Bonds and of the terms upon which the First Mortgage Bonds are, and are to be, authenticated and delivered. To the extent permitted by, and as provided in, the Indenture, modifications or alterations of the Indenture, or of any indenture supplemental thereto, and of the rights and obligations of the Company and of the Holders of the First Mortgage Bonds may be made, in certain cases without the consent of the Holders of the First Mortgage Bonds, as set forth in Section 14.01 of the Indenture, and otherwise with the consent of the Company by an affirmative vote of not less than a majority in amount of the First Mortgage Bonds entitled to vote then outstanding, at a meeting of Holders of the First Mortgage Bonds called and held as provided in the Indenture, or by an affirmative vote of not less than a majority in amount of the First Mortgage Bonds of any series entitled to vote then outstanding and affected by such modifications or alterations, in case one or more but less than all of the series of First Mortgage Bonds then outstanding under the Indenture are so affected; provided, however, that no such modifications or alterations shall be made which will affect the terms of payment of the principal of, or interest on, this Security, which are unconditional. The First Mortgage Bonds may be issued in series, for various principal sums, may mature at different times, may bear interest at different rates and may otherwise vary as provided in the Indenture. This Security is one of a series designated as “5.23% First Mortgage Bonds, due September 1, 2031, Series 2026A” of the Company, issued under and secured by the Indenture and all indentures supplemental thereto and described in an indenture supplemental thereto (herein called the “Twenty-Eighth Supplemental Indenture”), dated as of August 19, 2026, executed by the Company to the Trustee.
The Company, at its option, may redeem all, or from time to time, any part of the First Mortgage Bonds of this series on not less than ten (10) days’ nor more than sixty (60) days’ notice by first-class mail, postage prepaid as provided in the Indenture at a Redemption Price equal to the sum of the principal amount so prepaid plus the Make-Whole Amount as defined in the Twenty-Eighth Supplemental Indenture and upon the other terms and conditions therein and in the Indenture provided.
The Trustee shall be under no duty to inquire into, may conclusively presume the correctness of, shall be fully protected in relying upon the Company’s calculation of any optional prepayment amount, Change in Control repurchase payment or Bond Repurchase Amount,
A-4

including interest and, if and to the extent applicable, any Make-Whole Amount, and shall have no responsibility for such calculation.
In the event of prepayment of the First Mortgage Bonds of this series in part only, a new Security of First Mortgage Bonds of this series and of like tenor for the non-prepaid portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.
The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of the First Mortgage Bonds of this series.
In case an Event of Default shall occur, the principal of all the First Mortgage Bonds at any such time Outstanding under the Indenture may be declared or may become due and payable, upon the conditions and in the manner and with the effect provided in the Indenture. The Indenture provides that such declaration may in certain events be waived by the Holders of a majority in principal amount of the First Mortgage Bonds outstanding. In the event of any declaration of acceleration of the maturity of the First Mortgage Bonds, the amount due and payable on this Security (and for all outstanding First Mortgage Bonds of this series) shall consist of the unpaid principal and accrued and unpaid interest thereon plus the Make-Whole Amount (as defined in Section 2.05 of the Twenty-Eighth Supplemental Indenture), which Make-Whole Amount shall be determined as of the date of such declaration.
No recourse shall be had for the payment of the principal of, or Make-Whole Amount, if any, or the interest on, this Security, or for any claim based hereon or on the Indenture or any indenture supplemental thereto, against any incorporator, or against any stockholder, director or officer, past, present or future, of the Company, as such, or of any predecessor or successor corporation, either directly or through the Company or any such predecessor or successor corporation, whether for amounts unpaid on stock subscriptions or by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability, whether at common law, in equity, by any constitution, statute or otherwise, of incorporators, stockholders, directors or officers being released by every owner hereof by the acceptance of this First Mortgage Bond and as part of the consideration for the issue hereof, and being likewise released by the terms of the Indenture.
This Security is transferable by the registered owner hereof, in person or by duly authorized attorney, on the books of the Company to be kept for that purpose as provided for in the Indenture upon surrender and cancellation of this Security and on presentation of a duly executed written instrument of transfer, and thereupon a new Security of the same series of First Mortgage Bonds, of the same aggregate principal amount and in authorized denominations will be issued to the transferee or transferees in exchange therefor; and this Security, with or without others of like series, may in like manner be exchanged for one or more new First Mortgage Bonds of the same series of other authorized denominations but of the same aggregate principal amount; all upon payment of the charges and subject to the terms and conditions set forth in the Indenture.
This Security shall be subject to certain restrictions on transfer as set forth in the Indenture and the Twenty-Eighth Supplemental Indenture.
A-5

This Security shall be governed by, and construed in accordance with, the laws of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor to such statute), except to the extent that the Trust Indenture Act would be applicable were the Twenty-Eighth Supplemental Indenture qualified under the Trust Indenture Act and except to the extent that the law of any other jurisdiction shall mandatorily govern the creation, perfection, priority or enforcement of the Lien of the Indenture, as supplemented and amended by all indentures supplemental thereto (including the Twenty-Eighth Supplemental Indenture), or the exercise of remedies with respect to the Mortgaged Property.
All capitalized terms used but not defined in this Security shall have the meanings assigned to them in the Indenture or the Twenty-Eighth Supplemental Indenture, as applicable.

A-6

Exhibit A-2
[FORM OF 5.46% FIRST MORTGAGE BOND, DUE SEPTEMBER 1, 2033, SERIES 2026B]

THIS BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OF THE UNITED STATES OF AMERICA AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION NOR SUCH EXEMPTION IS REQUIRED BY LAW.

TEXAS-NEW MEXICO POWER COMPANY

(Incorporated under the laws of the State of Texas)

5.46% First Mortgage Bond, due September 1, 2033, Series 2026B

No.                                         [Date]
$[________]                            PPN: 882884 K@7

TEXAS-NEW MEXICO POWER COMPANY, a corporation organized and existing under the laws of the State of Texas (hereinafter called the “Company”, which term shall include any Successor Corporation under the Indenture), for value received, hereby promises to pay to _____________________, or registered assigns, on September 1, 2033 (the “Maturity”), the principal sum of [___________ dollars ($________)] (or so much thereof as shall not have been prepaid), in any coin or currency of the United States of America which at the time of payment is legal tender for public and private debts, and to pay interest on said principal sum in like coin or currency from the date hereof, or from the most recent March 1 or September 1 to which interest has been paid or duly provided for, at the at the rate of five and 46/100th percent (5.46%) per annum (the “Coupon Rate”), payable semi-annually, on the first (1st) day of March and the first (1st) day of September in each year, commencing March 1, 2027 until Maturity, and at Maturity (each an “Interest Payment Date”). To the extent permitted by law, the Company shall pay interest on any overdue principal or Make-Whole Amount, if any, at the Default Rate (instead of the Coupon Rate), from the day such principal or Make-Whole Amount was due until paid or made available for payment and it shall pay interest on any overdue installments of interest at the Default Rate (instead of the Coupon Rate), from the applicable Interest Payment Date until such interest is paid or made available for payment. For purposes of the Twenty-Eighth Supplemental Indenture and this Security, the term “interest” shall be deemed to include interest provided for in the first and second immediately preceding sentences. If any Interest Payment Date falls on a day that is not a Business Day then payment of interest payable on such date will be made on the next succeeding Business Day (and no interest or other payment shall be payable in respect of any such delay, provided that any payment of principal of or Make-Whole Amount on this Security (including principal due upon Maturity) that is due on a date that is not a Business Day shall be due and payable on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable at such next succeeding Business Day). Interest will be computed on the basis of a 360 day year consisting of twelve (12) thirty (30)-day months.
The interest so payable on any Interest Payment Date will, subject to certain exceptions provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such Interest Payment Date, which shall be the fifteenth (15th) day of the month immediately preceding the month in which such Interest Payment Date occurs; except that if the Company shall default in the payment of any interest due on such Interest Payment Date, such defaulted interest shall be paid to the Holder of this Security as of the close of business on a date selected by the Trustee (in accordance with Section 3.07 of the Indenture) (a “Special Record Date”), which Special Record Date shall not be more than fifteen (15) days or less than ten (10) days prior to the date proposed by the Company for payment of such defaulted interest.
Principal of, and Make-Whole Amount (if any) and interest on this Security are payable at the Corporate Trust Office of the Trustee, in Saint Paul, Minnesota, as Paying Agent for the Company; provided however, that the Company may at any time, by notice to the Holder of this Security, change the place of payment so long as the place of payment shall be either the principal office of the Company in such city or the principal Corporate Trust Office of a bank or trust company in such city and further provided that if the Holder of this Security shall have specified by written notice to the Company an address and reasonable method for such payment pursuant to and in compliance with Section 2.09(b) of the Twenty-Eighth Supplemental Indenture, the Company shall make such payment at the address and by the reasonable method set forth in such written notice.
This Security is subject to (1) prepayment at the option of the Company in whole at any time, or in part from time to time, (2) prepayment in whole at the option of the Holder hereof in connection with a Change in Control and (3) mandatory repurchase in whole upon the occurrence of a Bond Repurchase Event, in each case at the times, in the amounts and upon the terms specified in Sections 2.03, 2.06 and 2.07, respectively, of the Twenty-Eighth Supplemental Indenture. This Security is not otherwise subject to optional redemption.
The provisions of this Security are continued on the reverse hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.
This Security shall not be entitled to any benefit under the Indenture or any indenture supplemental thereto, or be valid or obligatory for any purpose, unless U.S. Bank Trust Company, National Association, the Trustee under the Indenture, or a successor trustee thereto under the Indenture, shall have manually signed the certificate of authentication endorsed hereon.

IN WITNESS WHEREOF, TEXAS-NEW MEXICO POWER COMPANY has caused the signature of its duly authorized officer to be hereto affixed.

Dated: ____________

By:	TEXAS-NEW MEXICO POWER COMPANY
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture, as supplemented and amended, including as supplemented by the Twenty-Eighth Supplemental Indenture.

By:	U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
Authorized Officer

[FORM OF REVERSE OF
5.46% FIRST MORTGAGE BOND, DUE SEPTEMBER 1, 2033, SERIES 2026B]

This Security is one of a duly authorized issue of Securities of the Company (herein called the “First Mortgage Bonds”), unlimited in aggregate principal amount, of the series hereinafter specified, all issued and to be issued under and equally secured by an indenture, dated as of March 23, 2009, executed by the Company to U.S. Bank Trust Company, National Association (ultimate successor as trustee to The Bank of New York Mellon Trust Company, N.A.), as Trustee (herein called the “Trustee”) (said indenture being herein called the “Indenture”), to which Indenture and all indentures supplemental thereto (including the Twenty-Eighth Supplemental Indenture hereinafter referred to) reference is hereby made for a description of the properties mortgaged and pledged, the nature and extent of the security, the rights of the registered owners of the First Mortgage Bonds and of the Trustee in respect thereto, and the terms and conditions upon which the First Mortgage Bonds are, and are to be, secured, and for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the First Mortgage Bonds and of the terms upon which the First Mortgage Bonds are, and are to be, authenticated and delivered. To the extent permitted by, and as provided in, the Indenture, modifications or alterations of the Indenture, or of any indenture supplemental thereto, and of the rights and obligations of the Company and of the Holders of the First Mortgage Bonds may be made, in certain cases without the consent of the Holders of the First Mortgage Bonds, as set forth in Section 14.01 of the Indenture, and otherwise with the consent of the Company by an affirmative vote of not less than a majority in amount of the First Mortgage Bonds entitled to vote then outstanding, at a meeting of Holders of the First Mortgage Bonds called and held as provided in the Indenture, or by an affirmative vote of not less than a majority in amount of the First Mortgage Bonds of any series entitled to vote then outstanding and affected by such modifications or alterations, in case one or more but less than all of the series of First Mortgage Bonds then outstanding under the Indenture are so affected; provided, however, that no such modifications or alterations shall be made which will affect the terms of payment of the principal of, or interest on, this Security, which are unconditional. The First Mortgage Bonds may be issued in series, for various principal sums, may mature at different times, may bear interest at different rates and may otherwise vary as provided in the Indenture. This Security is one of a series designated as “5.46% First Mortgage Bonds, due September 1, 2033, Series 2026B” of the Company, issued under and secured by the Indenture and all indentures supplemental thereto and described in an indenture supplemental thereto (herein called the “Twenty-Eighth Supplemental Indenture”), dated as of August 19, 2026, executed by the Company to the Trustee.
The Company, at its option, may redeem all, or from time to time, any part of the First Mortgage Bonds of this series on not less than ten (10) days’ nor more than sixty (60) days’ notice by first-class mail, postage prepaid as provided in the Indenture at a Redemption Price equal to the sum of the principal amount so prepaid plus the Make-Whole Amount as defined in the Twenty-Eighth Supplemental Indenture and upon the other terms and conditions therein and in the Indenture provided.
The Trustee shall be under no duty to inquire into, may conclusively presume the correctness of, shall be fully protected in relying upon the Company’s calculation of any optional prepayment amount, Change in Control repurchase payment or Bond Repurchase Amount, including interest and, if and to the extent applicable, any Make-Whole Amount, and shall have no responsibility for such calculation.
In the event of prepayment of the First Mortgage Bonds of this series in part only, a new Security of First Mortgage Bonds of this series and of like tenor for the non-prepaid portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.
The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of the First Mortgage Bonds of this series.
In case an Event of Default shall occur, the principal of all the First Mortgage Bonds at any such time Outstanding under the Indenture may be declared or may become due and payable, upon the conditions and in the manner and with the effect provided in the Indenture. The Indenture provides that such declaration may in certain events be waived by the Holders of a majority in principal amount of the First Mortgage Bonds outstanding. In the event of any declaration of acceleration of the maturity of the First Mortgage Bonds, the amount due and payable on this Security (and for all outstanding First Mortgage Bonds of this series) shall consist of the unpaid principal and accrued and unpaid interest thereon plus the Make-Whole Amount (as defined in Section 2.05 of the Twenty-Eighth Supplemental Indenture), which Make-Whole Amount shall be determined as of the date of such declaration.
No recourse shall be had for the payment of the principal of, or Make-Whole Amount, if any, or the interest on, this Security, or for any claim based hereon or on the Indenture or any indenture supplemental thereto, against any incorporator, or against any stockholder, director or officer, past, present or future, of the Company, as such, or of any predecessor or successor corporation, either directly or through the Company or any such predecessor or successor corporation, whether for amounts unpaid on stock subscriptions or by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability, whether at common law, in equity, by any constitution, statute or otherwise, of incorporators, stockholders, directors or officers being released by every owner hereof by the acceptance of this First Mortgage Bond and as part of the consideration for the issue hereof, and being likewise released by the terms of the Indenture.
This Security is transferable by the registered owner hereof, in person or by duly authorized attorney, on the books of the Company to be kept for that purpose as provided for in the Indenture upon surrender and cancellation of this Security and on presentation of a duly executed written instrument of transfer, and thereupon a new Security of the same series of First Mortgage Bonds, of the same aggregate principal amount and in authorized denominations will be issued to the transferee or transferees in exchange therefor; and this Security, with or without others of like series, may in like manner be exchanged for one or more new First Mortgage Bonds of the same series of other authorized denominations but of the same aggregate principal amount; all upon payment of the charges and subject to the terms and conditions set forth in the Indenture.
This Security shall be subject to certain restrictions on transfer as set forth in the Indenture and the Twenty-Eighth Supplemental Indenture.

This Security shall be governed by, and construed in accordance with, the laws of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor to such statute), except to the extent that the Trust Indenture Act would be applicable were the Twenty-Eighth Supplemental Indenture qualified under the Trust Indenture Act and except to the extent that the law of any other jurisdiction shall mandatorily govern the creation, perfection, priority or enforcement of the Lien of the Indenture, as supplemented and amended by all indentures supplemental thereto (including the Twenty-Eighth Supplemental Indenture), or the exercise of remedies with respect to the Mortgaged Property.
All capitalized terms used but not defined in this Security shall have the meanings assigned to them in the Indenture or the Twenty-Eighth Supplemental Indenture, as applicable.